Exhibit 8.2
Seward & Kissel llp ONE BATTERY PARK PLAZA NEW YORK, NEW YORK 10004

WRITER’S DIRECT DIAL	TELEPHONE: (212) 574-1200 FACSIMILE: (212) 480-8421 WWW.SEWKIS.COM	901 K STREET, N.W. WASHINGTON, D.C. 20001 TELEPHONE: (202) 737-8833 FACSIMILE: (202) 737-5184

October 13, 2022
Medlab Clinical Ltd.
Units 5 and 6, 11-13 Lord Street
Botany, New South Wales 2019

Re:  Medlab Clinical Ltd.
Ladies and Gentlemen:

We have acted as special U.S. tax counsel to Medlab Clinical Ltd. (the “Company”), an Australian company, in connection with the Company’s registration statement on Form F-1, as publicly filed with the U.S. Securities and Exchange Commission (the “Commission”) on October 13, 2022 (such registration statement as amended or supplemented from time to time) (the “Registration Statement”) relating to the registration under the U.S. Securities Act of 1933, as amended, with respect to the Company’s offering (the “Offering”), of [●] ordinary shares, par value $0.0001 per share, of the Company (the “Ordinary Shares”), [●] share purchase warrants to purchase the Company’s Ordinary Shares (the “Share Purchase Warrants”), [●] pre-funded warrants to purchase the Company’s Ordinary Shares (the “Pre-Funded Warrants” and, together with the Share Purchase Warrants, the “Warrants”), and  [●] ordinary shares issuable upon the exercise of the Warrants (together with the Ordinary Shares and the Warrants, the “Securities”).
In formulating our opinions, we have examined such documents as we have deemed appropriate, including the Registration Statement and the prospectus contained therein. We have also obtained such additional information as we have deemed relevant and necessary from representatives of the Company.
Based on the facts as set forth in the Registration Statement, and in particular, on the representations, covenants, assumptions, conditions and qualifications described in the Registration Statement in the section entitled “Material U.S. Federal Income Tax Considerations”, we hereby confirm that the opinions of Seward & Kissel LLP with respect to United States federal income tax matters expressed in the Registration Statement in the section entitled “Material U.S. Federal Income Tax Considerations” are our opinions and accurately state our views as to the tax matters discussed therein.
Our opinions are based on the current provisions of the U.S. Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service, which may be cited or used as precedents, and case law and applicable Marshall Islands tax law as in effect on the date hereof, any of which may be changed at any time with retroactive effect. No opinion is expressed on any matters other than those specifically referred to above.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to each reference to us and the discussions of advice provided by us in the section entitled “Taxation” in the Registration Statement, without admitting we are “experts” within the meaning of the Securities Act, or the rules and regulations of the Commission promulgated thereunder with respect to any part of the Registration Statement.
Very truly yours,

/s/ Seward & Kissel LLP
Seward & Kissel LLP